Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127378) of Ameren Corporation of our report dated June 27, 2008 relating to the financial statements of Ameren Corporation Employee Long-Term Savings Plan—IBEW No. 702, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
June 27, 2008